The process whereby the most qualified persons may be nominated as director of the Company and such persons are elected or not elected to such position, as determined by the stockholders, is the process at the heart of democratic corporate governance. The Company believes that freedom in nomination and election is the best way to assure that the Company is managed by a first-rate Board.

It should be noted that the stockholders that submitted this proposal are members of a group of five stockholders which has filed with the Securities and Exchange Commission as a group by filing one (1) single joint group
Schedule 13D for all five stockholders. Other members of this same joint group submitted the shareholder proposals relating to the adoption of cumulative voting of the Board of Directors and elimination of the Company's classified Board of Directors.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

PURSUANT TO THE PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION, APPROVAL OF THE ABOVE SHAREHOLDER PROPOSAL WOULD REQUIRE THE AFFIRMATIVE VOTE OF SIXTY-SIX AND TWO-THIRDS OF THE OUTSTANDING SHARES OF VOTING STOCK OF THE COMPANY, VOTING AS A SINGLE CLASS. UNLESS EXPRESSLY INSTRUCTED OTHERWISE IN THE PROXY, THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE THE SHARES REPRESENTED THEREBY AGAINST SUCH SHAREHOLDER PROPOSAL. ABSTENTIONS AND NON-VOTES WILL HAVE THE EFFECT OF VOTES AGAINST SUCH SHAREHOLDER PROPOSAL.

                  SHAREHOLDER PROPOSAL--Cumulative Voting

The Company has been advised by Riverside Capital Advisors, Inc. ("Riverside") and Glenn S. Koach ("Koach"), Vice President of Riverside, 1650 Southeast 17th Street, Suite 204, Fort Lauderdale, Florida 33316-1735, and the beneficial owners of 238,520 shares of voting securities of the Company, that they intend to present for consideration and action at the 1997 Annual Meeting the resolution set forth below. See "Securities and Principal Holders--Security Ownership of Certain Beneficial Owners."

     RESOLVED, that the stockholders of the Company recommend that as soon as practicable, the Board of Directors of the Company take all steps within its legal power and in accordance with applicable law as are necessary to institute cumulative voting in the election of directors.


Shareholder Supporting Statement

Since the Company stockholders currently vote their shares for each director nominee on a one-share, one-vote basis, the holders of a majority of the votes cast in an election of directors have the ability to control the election of all directors and the holders of less than a majority of the votes cast may be denied any direct representation on the Board.

The establishment of cumulative voting in the election of directors would entitle each stockholder to as many votes as equals the number of shares of the Company's voting stock he or she owns, multiplied by the number of directors to be elected. All such votes may be cast for a single candidate, or may be allocated among two or more candidates, as the stockholder sees fit. The effect of cumulative voting is that stockholders may, if they allocate their votes properly, have sufficient votes to elect one or more Board members, notwithstanding that such stockholders own, in the aggregate, only a minority of the shares being voted in the election.

In accordance with principles of corporate democracy, holders of a sizable number of Company shares should be entitled to have their views and interests represented on the Board whether or not they constitute a voting majority. The stockholder voting system currently in place serves to perpetuate the views of an entrenched majority of the Company's stockholders and offers no direct voice on the Board for the views and interests of the Company's minority stockholders, even if they hold a significant portion of the Company's voting stock. Through the institution of cumulative voting, the interests of the Company will be better served by enabling a broader range of stockholder views and interests to be represented in Board deliberations.

Statement in Opposition to Shareholder Proposal

Directors should be elected on their ability and commitment to represent the best interests of the Company and the stockholders as a whole. This principle is best served under the Company's present democratic method for election of directors, whereby each director is elected by a majority of all of the stockholders of the Company who vote and each director's loyalty is clear to all stockholders. The Board embraces this principle by seeking nominees on the basis of personal achievements, business acumen, diversity, integrity, sound judgment, energy, willingness to serve, and other criteria relevant to their ability to be effective representatives of all of the stockholders of the Company, not just a small group of stockholders.

The Company agrees that independent minded directors are important to the effectiveness of your Board and that honest differences of opinion among experienced, knowledgeable persons with the objective of promoting the best interests of the stockholders can often lead to more thoroughly discussed decisions. However, the adoption of cumulative voting would allow a relatively small group of stockholders to elect one or more directors to advocate the special interests or points of view of that group, regardless of the wishes of the majority of stockholders and regardless of the best interest of the Company. The election of directors to the Board who have been elected by a particular group through cumulative voting, may lead to adversarial Board meetings with each director advocating the position of the group responsible for such director's election, rather than a position which is in the best interest of the Company and all of the stockholders. This could cause divisions in the Board and could adversely affect the operations of the business and affairs of the Company.

The Company notes that the stockholders who submitted this proposal are members of a group of five stockholders which has filed with the Securities and Exchange Commission as a group by filing one (1) single joint group
Schedule 13D for all five stockholders. Other members of this same joint group submitted the shareholders proposal relating to elimination of a classified Board of Directors and amendment to the Bylaws requiring the Company not to nominate or renominate as a director any person who is 70 years of age or older. If the Company amended its Restated Certificate of Incorporation to provide for cumulative voting of the Board of Directors of the Company and to eliminate the classified Board of Directors, this single joint group of five stockholders would singlehandedly be able to elect a person to the Board against the votes and wishes of all other stockholders of the Company assuming Riverside converted into Common Stock all shares of non-voting convertible preferred stock held by it and assuming that there continues to be six or more directors on the Board.

The Company recognizes that every stockholder of LSB is a minority stockholder and, consequently, that the future of the minority stockholders is the future of the Company. Therefore, the Company strongly believes each director elected to the Board should feel a responsibility to serve the best interests of all of its stockholders rather than the special interests of a particular group . The Company believes that the current system of voting, providing for the election of directors by plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote, provides the best assurance that the directors' decisions will be in the best interests of all stockholders and will provide the most effective management for the Company.

Approval of the proposal will require the affirmative vote of a majority of the votes cast by holders of voting stock entitled to vote at the Annual Meeting who are present in person or represented by proxy, voting as a single
class.   Approval of this proposal would not, however, require that the requested action be taken since the proposal is only a recommendation to the Board of Directors. In order to institute cumulative voting, it would be necessary to amend the Company's Certificate of Incorporation. Under Delaware law, an amendment to the Company's Certificate of Incorporation relating to cumulative voting must first be recommended by the Board of Directors of the Company to the shareholders of the Company entitled to vote and thereafter such amendment must be approved by a majority of the outstanding stock of the Company entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

UNLESS EXPRESSLY INSTRUCTED OTHERWISE IN THE PROXY, THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE THE SHARES REPRESENTED THEREBY AGAINST SUCH SHAREHOLDER PROPOSAL. ABSTENTIONS AND NON-VOTES HAVE THE EFFECT OF VOTES AGAINST SUCH SHAREHOLDER PROPOSAL.

           SHAREHOLDER PROPOSAL--Elimination of Staggered Board

The Company has been advised by Granite Capital, L.P. ("Granite"), 126 East 56th Street, 25th Floor, New York, New York 10022, and beneficial owner of 319,220 shares of voting securities of the Company, that they intend to present for consideration and action at the 1997 Annual Meeting the resolution set forth below. See footnote (7) under "Securities and Principal Holders-- Security Ownership of Certain Beneficial Owners."

     RESOLVED, that the stockholders of the Company recommend that as soon as practicable, the Board of Directors take all steps within its legal power and in accordance with applicable law as are necessary to declassify the Board for the purpose of director elections, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected.

Shareholder Supporting Statement

Company directors are currently divided into three classes consisting of three directors each. A single class of directors is elected to a three-year term at each annual meeting of stockholders. This "staggered" Board structure is detrimental to the interests of the Company's stockholders in two significant respects.

First, the three-year terms of the Company's directors dilute their accountability to stockholders. Individual directors whose performance may not be satisfactory to the Company's stockholders are nevertheless assured of three-year terms. Even if a majority of the Company's stockholders are dissatisfied with the performance of its Board, they may be unable to effectuate a change in a controlling majority of its members until after two annual Board elections. Directors should be properly accountable to stockholders through elections on an annual basis.

Second, a staggered Board often discourages takeover proposals since an outside suitor may be unable to obtain control of the Board until after at least two annual Board elections. An increased potentiality for a takeover would enhance the Board's accountability to stockholder interests and, by deterring such takeovers, the Board may be denying the Company's stockholders opportunities to maximize their investment in the Company. The opportunity for the Company's stockholders to consider takeover proposals that might be in their interests to accept should not be diminished by unnecessary impediments to potential acquirers of the Company.

Statement in Opposition to Shareholder Proposal

Since the inception of the Company in 1969, the Company has had a classified Board providing for three-year staggered terms rather than only one-year terms. The Company firmly believes that a classified board has been, and continues to be, in the best interests of the Company and its stockholders. Continuity, long-term business strategy and policy, and stability in the management of the Company's affairs are enhanced by having directors who serve three-year, rather than one-year, terms. This system generally assures that, at any given time, at least two-thirds of the directors will have at least one year of prior experience and familiarity with the business and affairs of the Company.

A classified board is a widely used safeguard to protect against inadequate tender offers or unsolicited attempts to seize control of a company. The Company's classified Board is intended to encourage a person seeking to obtain control of the Company to negotiate with the Board. Because the Company's classified Board generally prevents a hostile actor from replacing the Board in less than twelve (12) months, the classified system gives the Board time and ability to evaluate any proposal, to study alternatives, to negotiate the best result for all stockholders, and to ensure that stockholder value is maximized.

In the statement in support of its proposal, the proponent suggests that staggered terms lessen the directors' accountability to the stockholders. The
Board disagrees.    Any director may be removed by the stockholders at any
time for cause, and each year approximately one-third of the directors stand for election. The Board believes that these factors provide an effective balance between accountability and the need for stability and experience on the Board.

It should be noted that the stockholder that submitted this proposal is a member of a group of five stockholders which has filed with the Securities and Exchange Commission as a group by filing one (1) single joint group Schedule 13D for all five stockholders. Other members of this same joint group submitted the stockholder proposals relating to the adoption of cumulative voting of the Board of Directors and amendment to the Bylaws requiring the Company not to nominate or renominate as a director any person who is 70 years of age or older.

Approval of the proposal will require the affirmative vote of a majority of the votes cast by holders of voting stock entitled to vote at the Annual Meeting who are present in person or represented by proxy, voting as a single class. Approval of this proposal would not, however, require that the requested action be taken since the proposal is only a recommendation to the Board of Directors. In order to declassify the Board, it would be necessary to amend the Company's Certificate of Incorporation. Under Delaware law an amendment to the Company's Certificate of Incorporation to eliminate the Company's classified board must first be recommended by the Board of Directors to the shareholders of the Company entitled to vote, and thereafter under the Company's Certificate of Incorporation such amendment would require the affirmative vote of sixty-six and two-thirds of the outstanding shares of voting stock of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

UNLESS EXPRESSLY INSTRUCTED OTHERWISE IN THE PROXY, THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE THE SHARES REPRESENTED THEREBY AGAINST SUCH SHAREHOLDER PROPOSAL. ABSTENTIONS AND NON-VOTES HAVE THE EFFECT OF VOTES AGAINST SUCH SHAREHOLDER PROPOSAL.